Exhibit 99.2

Exterran Partners Announces Departure of Chief Financial Officer

HOUSTON, Nov. 2, 2011 — Exterran Partners, L.P. (NASDAQ: EXLP) announced today that Michael J. Aaronson, Vice President and Chief Financial Officer (CFO) of its managing general partner, has informed the Board of Directors that he intends to leave Exterran on Nov. 16, 2011, after completing his responsibilities associated with the filing of the Exterran Partners' Quarterly Report on Form 10-Q for the third quarter with the SEC.  Mr. Aaronson will be pursuing an opportunity with another Master Limited Partnership.

Exterran Partners has announced that J. Michael Anderson, Senior Vice President and CFO of Exterran Holdings, Inc., will assume the additional role of CFO of Exterran Partners effective Nov. 16, 2011.

Brad Childers, Interim President and Chief Executive Officer of Exterran Partners, stated, "Michael has played an integral role in the financing and acquisition strategy of EXLP since joining Exterran in June 2010.  His leadership and integrity will be missed and we wish him well on his next endeavor."

"I am pleased that Michael Anderson will be assuming the role as CFO for Exterran Partners.  His appointment as CFO enables us to ensure a smooth transition as we continue to execute our growth strategy," added Mr. Childers.

About Exterran Partners
Exterran Partners provides natural gas contract operations services to customers throughout the United States.  Exterran Holdings, Inc. (NYSE: EXH) owns an equity interest in Exterran Partners.  For more information, visit www.exterran.com.

Exterran Contact Information:
Investors:  David Oatman (281) 836-7035
Media:  Susan Moore (281) 836-7398

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